UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 21, 2011 (April 19, 2011)

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact name of registrant specified in its Charter)

Delaware	1-16735	23-3087517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Radnor Corporate Center, Suite 500 100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone, including area code: (610) 975-8200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 19, 2011, PVR Finco LLC (“PVR Finco”), a wholly owned subsidiary of Penn Virginia Resource Partners, L.P. (“PVR”), entered into a First Amendment (the “First Amendment”) to the Amended and Restated Credit Agreement, dated as of August 13, 2010 (the “Credit Agreement” and as amended by the First Amendment, the “Amended Credit Agreement”), with a group of lenders, including PNC Bank, National Association, as Administrative Agent (the “Agent”), amending its existing $850 million revolving credit facility. The First Amendment increases the aggregate principal amount of the Credit Agreement. The Amended Credit Agreement provides for a $1 billion revolving credit facility, including a $10 million sublimit for the issuance of letters of credit and a $25 million sublimit for swingline borrowings. PVR Finco has an option to increase the commitments under the Credit Agreement by up to an additional $200 million, to a total of $1.2 billion, upon the receipt of commitments from one or more lenders. The Amended Credit Agreement is available to provide funds for general partnership purposes, including working capital, capital expenditures, acquisitions and quarterly distributions. As of April 21, 2011, the outstanding borrowings under the Amended Credit Agreement were $545 million.

The First Amendment extends the expiration date of the Credit Agreement from August 13, 2015 to April 19, 2016. The First Amendment also amends certain of the financial and other covenants contained in the Credit Agreement. The First Amendment adjusts one of the financial covenants to allow for additional indebtedness. More specifically, the Amended Credit Agreement now requires PVR and its Restricted Subsidiaries (as defined in the Amended Credit Agreement), on a consolidated basis, to maintain a ratio of Consolidated Secured Indebtedness (as defined in the Amended Credit Agreement), as measured at the end of each fiscal quarter, to Consolidated EBITDA (as defined in the Amended Credit Agreement), calculated as of the end of each fiscal quarter for the four quarters then ended, of not more than (i) 3.75 to 1.00 for the end of each fiscal quarter occurring after August 13, 2010, through the fiscal quarter ended December 31, 2010 and (ii) 4.00 to 1.00 for the end of each fiscal quarter thereafter. The First Amendment also amends an affirmative covenant to provide that PVR, PVR Finco and certain of the subsidiaries of PVR Finco (together with PVR and PVR Finco, the “Loan Parties”) shall execute and deliver additional security documents regarding certain recently acquired real property assets within 120 days after April 19, 2011. The other covenants and the events of default in the Amended Credit Agreement are the same as those contained in the Credit Agreement.

Finally, the First Amendment amends the variable pricing contained in the Credit Agreement to provide for more favorable interest rates and letter of credit fees. The Borrowings under the Amended Credit Agreement bear interest at PVR Finco’s option, at either (i) a “base rate” (“Base Rate”) equal to the greater of (a) the Agent’s prime rate and (b) the rate determined by the Agent to be the federal funds rate plus 0.5%, in each case plus an applicable margin, or (ii) a rate derived from the London Interbank Offered Rate (“LIBOR”) as adjusted for statutory reserve requirements for Eurocurrency liabilities, plus an applicable margin. In each case, the applicable margin is determined by PVR’s Leverage Ratio (as defined in the Amended Credit Agreement) and in the case of Base Rate loans ranges from 0.75% to 1.750% (previously from 1.25% to 2.25% in the Credit Agreement) and in the case of LIBOR loans from 1.750% to 2.750% (previously from 2.25% to 3.25% in the Credit Agreement). Initially, the applicable margins will be 1.25% for Base Rate loans and 2.25% for LIBOR loans. The unused portion of borrowings under the Amended Credit Agreement at any time is subject to a commitment fee ranging from 0.375% to 0.5% based on PVR’s Leverage Ratio, which remains the same as in the Credit Agreement. The initial commitment fee is 0.5%.

The Amended Credit Agreement is guaranteed by PVR and certain of the subsidiaries of PVR Finco pursuant to a Guaranty Agreement and a Parent Guaranty Agreement. The obligations of the Loan Parties under the Amended Credit Agreement are secured by a first priority lien on substantially all of the present and future property and assets of the Loan Parties pursuant to a Pledge Agreement, a Security Agreement, and various Mortgages and Deeds of Trust.

A copy of the First Amendment is filed as Exhibit 10.1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing does not constitute a complete summary of the terms of the Amended Credit Agreement and the description of the Amended Credit Agreement herein is qualified in its entirety by reference to the text of Exhibit 10.1.1 and to the Credit Agreement, which is filed as Exhibit 10.1 to PVR’s Form 8-K filed on August 19, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1.1	First Amendment to Amended and Restated Credit Agreement, dated as of April 19, 2011, by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as Administrative Agent, and the other financial institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2011

Penn Virginia Resource Partners, L.P.

By:	Penn Virginia Resource GP, LLC
its general partner

By:	/s/ ROBERT B. WALLACE
Name:	Robert B. Wallace
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1.1	First Amendment to Amended and Restated Credit Agreement, dated as of April 19, 2011, by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as Administrative Agent, and the other financial institutions party thereto.